Exhibit 10.1

Preliminary Confirmation

October 29, 2003

Northwest Airlines Corporation

2700 Lone Oak Parkway

Eagan, Minnesota 55121

This Preliminary Confirmation confirms the economic terms and conditions of a transaction (the “Transaction”) that you have agreed to enter into with Citibank, N.A. (“Citibank”).  This is a summary that includes the basic economic and other terms of the Transaction; full documentation will be in the form of a final trade confirmation (the “Confirmation”), which will incorporate the terms of the Agreement (as defined below) and be governed by the 2002 ISDA Equity Derivatives Definitions (the “Equity Definitions”), as published by the International Swaps and Derivatives Association (copies of which are available from us upon request and if not previously furnished to you by us, will accompany the Confirmation).  This Preliminary Confirmation constitutes a binding confirmation under the 1992 (Multicurrency-Cross Border) ISDA Master Agreement (the “Agreement”), dated as of January 15, 1997 between us, and will be replaced and superseded by the Confirmation upon execution thereof.  Capitalized terms used herein but not defined herein shall have the meanings set forth in the Agreement or the Equity Definitions, as the case may be.

Party A:	Citibank

Party B:	Northwest Airlines Corporation

Calculation Agent:	Party A

Trade Date:	October 29, 2003

Tranches:

The Transaction will be divided into individual Tranches, each with the terms set forth herein and the Expiration Date, Base Amount and Additional Base Amount set forth below.  The payments and deliveries to be made upon settlement of the Transaction will be determined separately for each Tranche as if each Tranche were a separate Transaction under the Agreement.

Tranche	Expiration Date	Base Amount	Additional Base Amount
1	November 3, 2006	327,511	65,502
2	November 6, 2006	327,511	65,502
3	November 7, 2006	327,511	65,502
4	November 8, 2006	327,511	65,502
5	November 9, 2006	327,511	65,502
6	November 10, 2006	327,511	65,502
7	November 13, 2006	327,511	65,502
8	November 14, 2006	327,511	65,502
9	November 15, 2006	327,511	65,502
10	November 16, 2006	327,511	65,502
11	November 17, 2006	327,511	65,502
12	November 20, 2006	327,511	65,502
13	November 21, 2006	327,511	65,502
14	November 22, 2006	327,511	65,502
15	November 27, 2006	327,511	65,502
16	November 28, 2006	327,511	65,502
17	November 29, 2006	327,511	65,502
18	November 30, 2006	327,511	65,502
19	December 1, 2006	327,511	65,502
20	December 4, 2006	327,511	65,502
21	December 5, 2006	327,511	65,502

22	December 6, 2006	327,511	65,502
23	December 7, 2006	327,511	65,502
24	December 8, 2006	327,511	65,502
25	December 11, 2006	327,511	65,502
26	December 12, 2006	327,511	65,502
27	December 13, 2006	327,511	65,502
28	December 14, 2006	327,511	65,502
29	December 15, 2006	327,511	65,502
30	December 18, 2006	327,504	65,507

Settlement Dates:	For any Expiration Date, the date that falls one ordinary settlement cycle following that Expiration Date

Exchange:	The Nasdaq National Market of the Nasdaq Stock Market, Inc.

Shares:	The common stock of Northwest Airlines Corporation, par value $0.01 per share (Exchange symbol “NWAC”)

Final Share Price:	For any Expiration Date, the Official NASDAQ Closing Price (NOCP) of the Shares as reported by the Exchange on such Expiration Date

Lower Strike Price:	$22.9000

Upper Strike Price:	$29.3355

Initial Payment Date:	The settlement date for the convertible notes offering to be priced by Party B on or immediately after the Trade Date (the “Convertible Notes Offering”), expected to be November 4, 2003

Initial Payment:	$10,068,200.12, such amount to be paid to Party A by Party B no later than the Initial Payment Date, by wire transfer of immediately available funds to an account designated by Party A

Initial Purchaser Option:

If Citigroup Global Markets Inc., as initial purchaser of the Convertible Notes Offering, exercises its option to purchase up to an additional $45,000,000 principal amount of convertible notes (the “Initial Purchaser Option”), the number of Shares subject to each Tranche shall be increased, pro rata (with such adjustments as may be agreed by the parties hereto to allocate such Shares among Tranches in appropriate multiples) with the amount of the Initial Purchaser Option exercised, on the same terms (including, without limitation, the Lower Strike Price, the Upper Strike Price, and the pro rata portion of the Initial Payment) specified in the Transaction.

Settlement:	On each Settlement Date:

(a)

if the Final Share Price for the Expiration Date corresponding to such Settlement Date is less than the Upper Strike Price, the parties shall make payment or delivery pursuant to one of the three settlement options set forth below, such settlement option to be selected by Party B:

(1)

Party A shall make a cash payment to Party B, by wire transfer of immediately available funds to an account designated by Party B, in an amount (the “Lower Settlement Amount”) equal to the product of (a) the Base Amount times (b) the excess, if any, of (i) such Final Share Price over (ii) the Lower Strike Price;

	(2)	Party A shall deliver to Party B Shares with a value equal to the Lower Settlement Amount; or

(3)

Party B shall make a cash payment to Party A, by wire transfer of immediately available funds to an account designated by Party A, in an amount equal to the product of (a) the Base Amount times (b) the Lower Strike Price, and Party A shall deliver to Party B a number of Shares equal to the Base Amount;

(b)

if the Final Share Price for the Expiration Date corresponding to such Settlement Date is greater than or equal to the Upper Strike Price, but less than or equal to $61.5130, the parties shall make payment or delivery pursuant to one of the four settlement options set forth below, such settlement option to be selected by Party B:

(1)

Party A shall make a cash payment to Party B, by wire transfer of immediately available funds to an account designated by Party B, in an amount (the “Intermediate Settlement Amount”) equal to (a) the product of (i) the Base Amount times (ii) (A) the Upper Strike Price minus (B) the Lower Strike Price, minus (b) the product of (i) the Additional Base Amount times (ii) (A) such Final Share Price minus (B) the Upper Strike Price;

	(2)	Party A shall deliver to Party B Shares with a value equal to the Intermediate Settlement Amount;

(3)

Party B shall make a cash payment to Party A, by wire transfer of immediately available funds to an account designated by Party A, in an amount equal to the product of (a) the Base Amount times (b) the Lower Strike Price, and Party A shall deliver to Party B a number of Shares equal to (i) the Base Amount minus (ii) a number of Shares with a value equal to the product of (A) the Additional Base Amount times (B) (x) such Final Share Price, minus (y) the Upper Strike Price; or

(4)

Party B shall make a cash payment to Party A, by wire transfer of immediately available funds to an account designated by Party A, in an amount equal to (a) the product of (i) the Base Amount times (ii) the Lower Strike Price, plus (b) the product of (i) the Additional Base Amount times (ii) (A) such Final Share Price minus the Upper Strike Price, and Party A shall deliver to Party B a number of Shares equal to the Base Amount; and

(c)

if the Final Share Price on the Expiration Date corresponding to such Settlement Date is greater than $61.5130, Party B shall make payment or delivery pursuant to one of the two settlement options set forth below, such settlement option to be selected by Party B:

(1)

Party B shall make a cash payment to Party A, by wire transfer of immediately available funds to an account designated by Party A, in an amount (the “Upper Settlement Amount”) equal to (a) the product of (i) the Additional Base Amount times (ii) (A) such Final Share Price minus (B) the Upper Strike Price, minus (b) the product of (i) the Base Amount times (ii) (A) the Upper Strike Price minus (B) the Lower Strike Price; or

(2)	Party B shall deliver to Party A Shares with a value equal to the Upper Settlement Amount, subject to the provisions set forth below.

Settlement Modification:

The parties hereto acknowledge and agree that prior to any Settlement Date, the Calculation Agent may advise Party B that the settlement option selected by Party B for such Settlement Date is inappropriate or inadvisable (based on prevailing market conditions, including market liquidity and the market price of the Shares and the potential effect thereon from any hedging or hedge unwind activities in connection with the Transaction).  In such case, Party B agrees to consider such advice and negotiate in good faith with Party A to reach a mutual agreement to (a) elect to change the settlement option for one or more remaining Settlement Dates, (b) modify the method of determining the payments or deliveries to be made on one or more remaining Settlement Dates or (c) make such other changes to the terms of the Transaction to which the parties may mutually agree.

Delivery of Shares:

If, in respect of the Transaction, Party B shall owe Party A any amount (i) pursuant to Sections 12.7 or 12.9 of the Equity Definitions (except in the event of an Insolvency, Nationalization, Tender Offer or Merger Event, in each case, in which the consideration or proceeds to be paid to holders of Shares as a result of such event consists solely of cash) or (ii) pursuant to Section 6(d)(ii) of the Agreement (except in the event of an Event of Default in which Party B is the Defaulting Party or a Termination Event in which Party B is the Affected Party, other than an Event of Default of the type described in Section 5(a)(iii), (v), (vi) or (vii) of the Agreement or a Termination Event of the type described in Section 5(b)(i), (ii), (iii), (iv), or (v) of the Agreement that, in the case of either such an Event of Default or such a Termination Event, resulted from an event or events outside Party B’s control) (a “Payment Obligation”), Party B may, in its sole discretion, satisfy such Payment Obligation by delivery of Shares.

Status of Share Delivered:

If (a) Party B elects to satisfy a Payment Obligation by delivery of Shares or (b) Party B elects to deliver Shares pursuant to the provisions set forth above opposite the caption “Settlement,” then, (i) such Shares shall be, at the time of such delivery, freely tradeable, (ii) such Shares shall be, at the time of such delivery, covered by an effective registration statement of Party B for immediate resale by Party A or (iii) if such Shares are not freely tradeable or so registered, the value of such Shares as determined by the Calculation Agent shall be reduced to reflect an appropriate liquidity discount, and, in the case of either clause (ii) or clause (iii), the parties hereto shall enter into transaction documentation customary for an underwritten public offering or a private placement, as the case may be, including without limitation the delivery of accountants’ comfort letters and disclosure and closing opinions and the opportunity to conduct an appropriate due diligence investigation.

Share Adjustments:	Calculation Agent Adjustment

Consequences of Merger Events:	Share-for-Share: Cancellation and Payment (Calculation Agent Determination)

Share-for-Other: Cancellation and Payment (Calculation Agent Determination)

Share-for-Combined: Cancellation and Payment (Calculation Agent Determination)

Tender Offer:	Applicable

Consequences of Tender Offers:	Share-for-Share: Cancellation and Payment (Calculation Agent Determination)

Share-for-Other: Cancellation and Payment (Calculation Agent Determination)

Share-for-Combined: Cancellation and Payment (Calculation Agent Determination)

Composition of Combined Consideration:	Not Applicable

Nationalization, Insolvency or Delisting:	Cancellation and Payment (Calculation Agent Determination)

Additional Disruption Events:	Change in Law: Applicable

Failure to Deliver: Applicable

Insolvency Filing: Applicable

Hedging Disruption: Applicable

Increased Cost of Hedging: Not Applicable

Loss of Stock Borrow:  Applicable; provided that, notwithstanding any provision of the Equity Definitions to the contrary, if a Loss of Stock Borrow occurs, then (a) Party B shall be entitled to loan Shares to Party A pursuant to Section 12.9(b)(iv)(A) of the Equity Definitions only if (i) such Shares shall be, at the time of any delivery pursuant to any such loan, covered by an effective registration statement of Party B for immediate resale by Party A (it being understood an agreed that such registration shall satisfy the requirement in Section 12.9(b)(viii) of the Equity Definitions that such Shares be freely tradeable without restrictions under the federal securities laws), (ii) the parties hereto shall have entered into transaction documentation customary for an underwritten public offering, including without limitation the delivery of accountants’ comfort letters and disclosure and closing opinions, (iii) Party A and its affiliates shall have been afforded the opportunity to conduct an appropriate due diligence investigation and the results of such investigation shall be reasonably satisfactory to Party A, and (iv) Party B shall reimburse Party A for all reasonable out-of-pocket costs and expenses (including reasonable legal fees) incurred in connection with such loan, registration, documentation and investigation, (b) any such Share loan provided by Party B to Party A shall be at a rate equal to 0.15% per annum, (c) Party B shall pay Party A a fee equal to $0.05 per Share so loaned, and (d) if the second and third sentences of Section 12.9(b)(iv) of the Equity Definitions are applicable, then in lieu of terminating the entire Transaction, the parties shall negotiate in good faith to reduce the Additional Base Amount for one or more Tranches so that it is no longer necessary or advisable for Party A to borrow Shares with respect to the Transaction, and the Determining Party will then determine the Cancellation Amount payable by one party to the other party in respect of such reduction.

Maximum Stock Loan Rate: 2.00%

Increased Cost of Stock Borrow:  Applicable; provided that, notwithstanding any provision of the Equity Definitions to the contrary, Party A shall use commercially reasonable efforts to borrow Shares in respect of the Transaction at a rate that is not greater then the Initial Stock Loan Rate; and provided further that, if an Increased Cost of Stock Borrow occurs, then (a) Party B shall be entitled to loan Shares to Party A pursuant to Section 12.9(b)(v)(X) of the Equity Definitions only if (i) such Shares shall be, at the time of any delivery pursuant to any such loan, covered by an effective registration statement of Party B for immediate resale by Party A (it being understood an agreed that such registration shall satisfy the requirement in Section 12.9(b)(viii) of the Equity Definitions that such Shares be freely tradeable without restrictions under the federal securities laws), (ii) the parties hereto shall have entered into transaction documentation customary for an underwritten public offering, including without limitation the delivery of accountants’ comfort letters and disclosure and closing opinions, (iii) Party A and its affiliates shall have been afforded the opportunity to conduct an appropriate due diligence investigation and the results of such investigation shall be reasonably satisfactory to Party A, and (iv) Party B shall reimburse Party A for all reasonable out-of-pocket costs and expenses (including reasonable legal fees) incurred in connection with such loan, registration, documentation and investigation, (b) any such Share loan provided by Party B to Party A shall be at a rate equal to 0.15% per annum, (c) Party B shall pay Party A a fee equal to $0.05 per Share so loaned, and (d) if the second and third sentences of Section 12.9(b)(v) of the Equity Definitions are applicable, then in lieu of terminating the entire Transaction, the parties shall negotiate in good faith to reduce the Additional Base Amount for one or more Tranches so that it is no longer necessary or advisable for Party A to borrow Shares with respect to the Transaction, and the Determining Party will then determine the Cancellation Amount payable by one party to the other party in respect of such reduction.

Initial Stock Loan Rate: 0.30%

Hedging Party: Party A

Determining Party:	Party A

Non-Reliance:	Applicable

Agreements and Acknowledgments Regarding Hedging Activities:	Applicable

Additional Acknowledgments:	Applicable

Payments on Early Termination:	For purposes of the Transaction, Second Method and Loss Apply

Non-Confidentiality:

Party A and Party B agree that (i) Party B is not obligated to Party A to keep confidential from any and all persons or otherwise limit the use of any element of Party A’s descriptions relating to tax aspects of the transaction and any part of the structure necessary to understand those tax aspects, and (ii) Party A does not assert any claim of proprietary ownership in respect of such descriptions contained herein of the use of any entities, plans or arrangements to give rise to significant U.S. federal income tax benefits for Party B.

No Material, Non-Public Information:	Party B is not entering into the Transaction while in possession of material, non-public information concerning itself.

Delivery of Opinion:	On or prior to the Initial Payment Date, Party B shall deliver to Party A customary opinions of counsel as to due authorization, execution and delivery and non-contravention.

Early Unwind:

In the event the Convertible Notes Offering is not consummated with Citigroup Global Markets Inc. pursuant to the Purchase Agreement dated as of October 29, 2003 among Party B and Citigroup Global Markets Inc., as initial purchaser, for any reason by the close of business in New York on November 4, 2003 (or such later date as agreed upon by the parties, which in no event shall be later than November 11, 2003) (November 4, 2003 or such later date being the “Early Unwind Date”), the Transaction shall automatically terminate (the “Early Unwind”) on the Early Unwind Date and the parties shall negotiate in good faith the terms of such termination, taking into account any hedging transaction that will be unwound.

Designation by Party A:

Notwithstanding any other provision in this Preliminary Confirmation to the contrary requiring or allowing Party A to purchase, sell, receive or deliver any Shares or other securities to or from Party B, Party A may designate any of its US affiliates to purchase, sell, receive or deliver such Shares or securities and otherwise to perform Party As obligations in respect of the Transaction and any such designee may assume such obligations, Party A shall be discharged of its obligations to Party B to the extent of such performance.

Transfer:

Notwithstanding anything to the contrary in the Agreement, Party B may assign its rights and obligations under the Transaction, in whole or in part and without liability hereunder, with the prior written consent of Party A (which consent shall not be unreasonably withheld, it being understood that in granting or withholding such consent, Party A may consider such factors as it deems appropriate, which may include the credit quality of the proposed transferee and Party A’s and its affiliates’ existing credit exposure to such proposed transferee).

You acknowledge that we will enter into hedging transactions in reliance on your agreement to this Preliminary Confirmation. You agree that you will return a signed copy of the Confirmation within thirty (30) days of the date the Confirmation is delivered to you and if you fail to do so, Party A may elect to terminate the Transaction.  In the event of such a termination, the parties shall negotiate in good faith the terms of such termination, taking into account any hedging transaction that will be unwound.

Please indicate your understanding of and agreement with the above terms and conditions and your instruction for Citibank to complete execution by signing below, and returning to Mr. Herman Hirsch by fax at (212) 723-8328 and by returning originals to the attention of Mr. Herman Hirsch at:

Citibank, N.A.

c/o Citigroup Global Markets Inc.

Equity Derivatives

390 Greenwich Street, 5th Floor

New York, NY  10013

Telephone No.: 212-723-7361

Agreed to and accepted by:

NORTHWEST AIRLINES CORPORATION

/s/ Daniel B. Matthews
Name:
Authorized Signatory

Agreed to and accepted by:

CITIBANK, N.A.

/s/ William Ortner
Name: /s/ William Ortner
Authorized Representative

(Multicurrency - Cross Border)

ISDA®
International Swap Dealers Association. Inc.

MASTER AGREEMENT
dated as of January 15, 1997

Citibank, N. A., New York and Northwest Airlines, Inc. have entered and/or anticipate entering into one or more transactions (each a “Transaction”) that are or will be governed by this Master Agreement, which includes the schedule (the “Schedule”), and the documents and other confirming evidence (each a “Confirmation”) exchanged between the parties confirming those Transactions.

Accordingly, the parties agree as follows:-

1. Interpretation

(a)          Definitions. The terms defined in Section 14 and in the Schedule will have the meanings therein specified for the purpose of this Master Agreement.

(b)         Inconsistency. In the event of any inconsistency between the provisions of the Schedule and the other provisions of this Master Agreement, the Schedule will prevail. In the event of any inconsistency between the provisions of any Confirmation and this Master Agreement (including the Schedule), such Confirmation will prevail for the purpose of the relevant Transaction.

(c)          Single Agreement. All Transactions are entered into in reliance on the fact that this Master Agreement and all Confirmations form a single agreement between the parties (collectively referred to as this “Agreement”), and the parties would not otherwise enter into any Transactions.

2.  Obligations

(a)          General Conditions.

(i)  Each party will make each payment or delivery specified in each Confirmation to be made by it, subject to the other provisions of this Agreement.

(ii) Payments under this Agreement will be made on the due date for value on that date in the place of the account specified in the relevant Confirmation or otherwise pursuant to this Agreement, in freely transferable funds and in the manner customary for payments in the required currency. Where settlement is by delivery (that is, other than by payment), such delivery will be made for receipt on the due date in the manner customary for the relevant obligation unless otherwise specified in the relevant Confirmation or elsewhere in this Agreement.

(iii) Each obligation of each party under Section 2(a)(i) is subject to (1) the condition precedent that no Event of Default or Potential Event of Default with respect to the other party has occurred and is continuing, (2) the condition precedent that no Early

Termination Date in respect of the relevant Transaction has occurred or been effectively designated and (3) each other applicable condition precedent specified in this Agreement.

(b)         Change of Account. Either party may change its account for receiving a payment or delivery by giving notice to the other party at least five Local Business Days prior to the scheduled date for the payment or delivery to which such change applies unless such other party gives timely notice of a reasonable objection to such change.

(c)          Netting. If on any date amounts would otherwise be payable:-

(i) in the same currency; and

(ii) in respect of the same Transaction,

by each party to the other, then, on such date, each party’s obligation to make payment of any such amount will be automatically satisfied and discharged and, if the aggregate amount that would otherwise have been payable by one party exceeds the aggregate amount that would otherwise have been payable by the other party, replaced by an obligation upon the party by whom the larger aggregate amount would have been payable to pay to the other party the excess of the larger aggregate amount over the smaller aggregate amount.

The parties may elect in respect of two or more Transactions that a net amount will be determined in respect of all amounts payable on the same date in the same currency in respect of such Transactions, regardless of whether such amounts are payable in respect of the same Transaction. The election may be made in the Schedule or a Confirmation by specifying that subparagraph (ii) above will not apply to the Transactions identified as being subject to the election, together with the starting date (in which case subparagraph (ii) above will not, or will cease to, apply to such Transactions from such date). This election may be made separately for different groups of Transactions and will apply separately to each pairing of offices through which the parties make and receive payments or deliveries.

(d)         Deduction or Withholding for Tax.

(i) Gross-Up. All payments under this Agreement will be made without any deduction or withholding for or on account of any Tax unless such deduction or withholding is required by any applicable law, as modified by the practice of any relevant governmental revenue authority, then in effect. If a party is so required to deduct or withhold, then that party (“X”) will:-

(1) promptly notify the other party (“Y”) of such requirement;

(2) pay to the relevant authorities the full amount required to be deducted or withheld (including the full amount required to be deducted or withheld from any additional amount paid by X to Y under this Section 2(d)) promptly upon the earlier of determining that such deduction or withholding is required or receiving notice that such amount has been assessed against Y;

(3) promptly forward to Y an official receipt (or a certified copy), or other documentation reasonably acceptable to Y, evidencing such payment to such authorities; and

(4) if such Tax is an Indemnifiable Tax, pay to Y, in addition to the payment to which Y is otherwise entitled under this Agreement, such additional amount as is necessary to ensure that the net amount actually received by Y (free and clear of Indemnifiable Taxes, whether assessed against X or Y) will equal the full amount Y would have received had no such deduction or withholding been required. However, X will not be required to pay any additional amount to Y to the extent that it would not be required to be paid but for:-

(A) the failure by Y to comply with or perform any agreement contained in Section 4(a)(i), 4(a)(iii) or 4(d); or

(B) the failure of a representation made by Y pursuant to Section 3(f) to be accurate and true unless such failure would not have occurred but for (I) any action taken by a taxing authority, or brought in a court of competent jurisdiction, on or after the date on which a Transaction is entered into (regardless of whether such action is taken or brought with respect to a party to this Agreement) or (II) a Change in Tax Law.

(ii) Liability. If:-

(1) X is required by any applicable law, as modified by the practice of any relevant governmental revenue authority, to make any deduction or withholding in respect of which X would not be required to pay an additional amount to Y under Section 2(d)(i)(4);

(2) X does not so deduct or withhold; and

(3) a liability resulting from such Tax is assessed directly against X,

then, except to the extent Y has satisfied or then satisfies the liability resulting from such Tax, Y will promptly pay to X the amount of such liability (including any related liability for interest, but including any related liability for penalties only if Y has failed to comply with or perform any agreement contained in Section 4(a)(i), 4(a)(iii) or 4(d)).

(e)          Default interest; Other Amounts. Prior to the occurrence or effective designation of an Early Termination Date in respect of the relevant Transaction, a party that defaults in the performance of any payment obligation will, to the extent permitted by law and subject to Section 6(c), be required to pay interest (before as well as after judgment) on the overdue amount to the other party on demand in the same currency as such overdue amount, for the period from (and including) the original due date for payment to (but excluding) the date of actual payment, at the Default Rate. Such interest will be calculated on the basis of daily compounding and the actual number of days elapsed. If, prior to the occurrence or effective designation of an Early Termination Date in respect of the relevant Transaction, a party defaults in the performance of any obligation required to be settled by delivery, it will compensate the other party on demand if and to the extent provided for in the relevant Confirmation or elsewhere in this Agreement.

3. Representations

Each party represents to the other party (which representations will be deemed to be repeated by each party on each date on which a Transaction is entered into and, in the case of the representations in Section 3(f), at all times until the termination of this Agreement) that:-

(a)          Basic Representations.

(i) Status. It is duly organized and validly existing under the laws of the jurisdiction of its organizaion or incorporation and, if relevant under such laws, in good standing;

(ii) Powers. It has the power to execute this Agreement and any other documentation relating to this Agreement to which it is a party, to deliver this Agreement and any other documentation relating to this Agreement that it is required by this Agreement to deliver and to perform its obligations under this Agreement and any obligations it has under any Credit Support Document to which it is a party and has taken all necessary action to authorise such execution, delivery and performance;

(iii) No Violation or Conflict. Such execution, delivery and performance do not violate or conflict with any law applicable to it, any provision of its constitutional documents, any order or judgment of any court or other agency of government applicable to it or any of its assets or any contractual restriction binding on or affecting it or any of its assets;

(iv) Consents. All governmental and other consents that are required to have been obtained by it with respect to this Agreement or any Credit Support Document to which it is a party have been obtained and are in full force and effect and all conditions of any such consents have been complied with; and

(v) Obligations Binding. Its obligations under this Agreement and any Credit Support Document to which it is a party constitute its legal, valid and binding obligations, enforceable in accordance with their respective terms (subject to applicable bankruptcy, reorganization, insolvency, moratorium or similar laws affecting creditors’ rights generally and subject, as to enforceability, to equitable principles of general application (regardless of whether enforcement is sought in a proceeding in equity or at law)).

(b)         Absence of Certain Events. No Event of Default or Potential Event of Default or, to its knowledge, Termination Event with respect to it has occurred and is continuing and no such event or circumstance would occur as a result of its entering into or performing its obligations under this Agreement or any Credit Support Document to which it is a party.

(c)          Absence of Litigation. There is not pending or, to its knowledge, threatened against it or any of its Aftiliates any action, suit or proceeding at law or in equity or before any court, tribunal, governmental body, agency or official or any arbitrator that is likely to affect the legality, validity or enforceability against it of this Agreement or any Credit Support Document to which it is a party or its ability to perform its obligations under this Agreement or such Credit Support Document.

(d)         Accuracy of Specified Information. All applicable information that is furnished in writing by or on behalf of it to the other party and is identified for the purpose of this Section 3(d) in the Schedule is, as of the date of the information, true, accurate and complete in every material respect.

(e)          Payer Tax Representation. Each representation specified in the Schedule as being made by it for the purpose of this Section 3(e) is accurate and true.

(f)            Payee Tax Representations. Each representation specified in the Schedule as being made by it for the purpose of this Section 3(f) is accurate and true.

4.  Agreements

Each party agrees with the other that, so long as either party has or may have any obligation under this Agreement or under any Credit Support Document to which it is a party:-

(a)          Furnish Specified Information. It will deliver to the other party or, in certain cases under subparagraph (iii) below, to such government or taxing authority as the other party reasonably directs:-

(i) any forms, documents or certificates relating to taxation specified in the Schedule or any Confirmation;

(ii) any other documents specified in the Schedule or any Confirmation; and

(iii) upon reasonable demand by such other party, any form or document that may be required or reasonably requested in writing in order to allow such other party or its Credit Support Provider to make a payment under this Agreement or any applicable Credit Support Document without any deduction or withholding for or on account of any Tax or with such deduction or withholding at a reduced rate (so long as the completion, execution or submission of such form or document would not materially prejudice the legal or commercial position of the party in receipt of such demand), with any such form or document to be accurate and completed in a manner reasonably satisfactory to such other party and to be executed and to be delivered with any reasonably required certification, in each case by the date specified in the Schedule or such Confimnation or, if none is specified, as soon as reasonably practicable.

(b)         Maintain Authorizations. It will use all reasonable efforts to maintain in full force and effect all consents of any governmental or other authority that are required to be obtained by it with respect to this Agreement or any Credit Support Document to which it is a party and will use all reasonable efforts to obtain any that may become necessary in the future.

(c)          Comply with Laws. It will comply in all material respects with all applicable laws and orders to which it may be subject if failure so to comply would materially impair its ability to perform its obligations under this Agreement or any Credit Support Document to which it is a party.

(d)         Tax Agreement. It will give notice of any failure of a representation made by it under Section 3(f) to be accurate and true promptly upon learning of such failure.

(e)          Payment of Stamp Tax. Subject to Section 11, it will pay any Stamp Tax levied or imposed upon it or in respect of its execution or performance of this Agreement by a jurisdiction in which it is incorporated, organised, managed and controlled, or considered to have its seat, or in which a branch or office through which it is acting for the purpose of this Agreement is located (“Stamp Tax Jurisdiction”) and will indemnify the other party against any Stamp Tax levied or imposed upon the other party or in respect of the other party’s execution or performance of this Agreement by any such Stamp Tax Jurisdiction which is not also a Stamp Tax Jurisdiction with respect to the other party.

5.  Events of Default and Termination Events

(a)          Events of Default. The occurrence at any time with respect to a party or, if applicable, any Credit Support Provider of such party or any Specified Entity of such party of any of the following events constitutes an event of default (an “Event of Default”) with respect to such party:-

(i) Failure to Pay or Deliver. Failure by the party to make, when due, any payment under this Agreement or delivery under Section2(a)(i) or 2(e) required to be made by it if such failure is not remedied on or before the third Local Business Day after notice of such failure is given to the party;

(ii) Breach of Agreement. Failure by the party to comply with or perform any agreement or obligation (other than an obligation to make any payment under this Agreement or delivery under Section 2(a)(i) or 2(e) or to give notice of a Termination Event or any agreement or obligation under Section 4(a)(i), 4(a)(iii) or 4(d)) to be complied with or performed by the party in accordance with this Agreement if such failure is not remedied on or before the thirtieth day after notice of such failure is given to the party;

(iii) Credit Support Default.

(1) Failure by the party or any Credit Support Provider of such party to comply with or perform any agreement or obligation to be complied with or performed by it in accordance with any Credit Support Document if such failure is continuing after any applicable grace period has elapsed;

(2) the expiration or termination of such Credit Support Document or the failing or ceasing of such Credit Support Document to be in full force and effect for the purpose of this Agreement (in either case other than in accordance with its terms) prior to the satisfaction of all obligations of such party under each Transaction to which such Credit Support Document relates without the written consent of the other party; or

(3) the party or such Credit Support Provider disaffirms,

disclaims, repudiates or rejects, in whole or in part, or challenges the validity of, such Credit Support Document;

(iv) Misrepresentation. A representation (other than a representation under Section 3(e) or (f)) made or repeated or deemed to have been made or repeated by the party or any Credit Support Provider of such party in this Agreement or any Credit Support Document proves to have been incotrrect or misleading in any material respect when made or repeated or deemed to have been made or repeated;

(v) Default under Specified Transaction. The party, any Credit Support Provider of such party or any applicable Specified Entity of such party (1) defaults under a Specified Transaction and, after giving effect to any applicable notice requirement or grace period, there occurs a liquidation of, and acceleration of obligations under, or an early termination of, that Specified Transaction, (2) defaults, after giving effect to any applicable notice requirement or grace period, in making any payment or delivery due on the last payment, delivery or exchange date of, or any payment on early termination of, a Specified Transaction (or such default continues for at least three Local Business Days if there is no applicable notice requirement or grace period) or (3) disaffirms, disclaims, repudiates or rejects, in whole or in part, a Specified Transaction (or such action is taken by any person or entity appointed or empowered to operate it or act on its behalf);

(vi) Cross Default. If “Cross Default” is specified in the Schedule as applying to the party, the occurrence or existence of (I) a default, event of default or other similar condition or event (however described) in respect of such party, any Credit Support Provider of such party or any applicable Specified Entity of such party under one or more agreements or instruments relating to Specified Indebtedness of any of them (individually or collectively) in an aggregate amount of not less than the applicable Threshold Amount (as specified in the Schedule) which has resulted in such Specified Indebtedness becoming, or becoming capable at such time of being declared, due and payable under such agreements or instruments, before it would otherwise have been due and payable or (a) a default by such party, such Credit Support Provider or such Specified Entity (individually or collectively) in making one or more payments on the due date thereof in an aggregate amount of not less than the applicable Threshold Amount under such agreements or instruments (after giving effect to any applicable notice requirement or grace period);

(vii) Bankruptcy. The party, any Credit Support Provider of such party or any applicable Specified Entity of such party:-

(1) is dissolved (other than pursuant to a consolidation, amalgamation or merger); (2) becomes insolvent or is unable to pay its debts or fails or admits in writing its inability generally to pay its debts as they become due; (3) makes a general assignment, arrangement or composition with or for the benefit of its creditors; (4) institutes or has instituted against it a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors’ rights, or a petition is presented for its winding-up or liquidation, and, in the case of any such proceeding or petition instituted or presented against it, such proceeding or petition (A) results in a judgment of insolvency or bankruptcy or the entry of an order for relief or the making of an order for its winding-up or liquidation or (B) is not dismissed, discharged, stayed or restrained in each case within 30 days of the institution or presentation thereof; (5) has a resolution passed for its winding-up, official management or liquidation (other than pursuant to a consolidation, amalgamation or merger); (6) seeks or becomes subject to the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official for it or for all or substantially all its assets; (7) has a secured party take possession of all or substantially all its assets or has a distress, execution, attachment, sequestration or other legal process levied, enforced or sued on or against all or substantially all its assets and such secured party maintains possession, or any such process is not dismissed, discharged, stayed or restrained, in each case within 30 days thereafter; (8) causes or is subject to any event with respect to it which, under the applicable laws of any jurisdiction, has an analogous effect to any of the events specified in clauses (1) to (7) (inclusive); or (9) takes any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the foregoing acts; or

(viii) Merger Without Assumption. The party or any Credit Support Provider of such party consolidates or amalgamates with, or merges with or into, or transfers all or substantially all its assets to, another entity and, at the time of such consolidation, amalgamation, merger or transfer:-

(1) the resulting, surviving or transferee entity fails to assume all the obligations of such party or such Credit Support Provider under this Agreement or any Credit Support Document to which it or its predecessor was a party by operation of law or pursuant to an agreement reasonably satisfactory to the other party to this Agreement; or

(2) the benefits of any Credit Support Document fail to extend (without the consent of the other party) to the performance by such resulting, surviving or transferee entity of its obligations under this Agreement.

(b)         Termination Events. The occurrence at any time with respect to a party or, if applicable, any Credit Support Provider of such party or any Specified Entity of such party of any event specified below constitutes an Illegality if the event is specified in (i) below, a Tax Event if the event is specified in (ii) below or a Tax Event Upon Merger if the event is specified in (iii) below, and, if specified to be applicable, a Credit Event Upon Merger if the event is specified pursuant to (iv) below or an Additional Termination Event if the event is specified pursuant to (v) below:-

(i) Illegality. Due to the adoption of, or any change in, any applicable law after the date on which a Transaction is entered into, or due to the promulgation of, or any change in, the interpretation by any court, tribunal or regulatory authority with competent jurisdiction of any applicable law after such date, it becomes unlawful (other than as a result of a breach by the party of Section 4(b)) for such party

(which hill be the Affected Party):-

(1) to perform any absolute or contingent obligation to make a payment or delivery or to receive a payment or delivery in respect of such Transaction or to comply with any other material provision of this Agreement relating to such Transaction; or

(2) to perform, or for any Credit Support Provider of such party to perform, any contingent or other obligation which the party (or such Credit Support Provider) has under any Credit Support Document relating to such Transaction:

(ii) Tax Event. Due to (x) any action taken by a taxing authority, or brought in a court of competent jurisdiction, on or after the date on which a Transaction is entered into (regardless of whether such action is taken or brought with respect to a party to this Agreement) or (y) a Change in Tax Law, the party (which will be the Affected Party) will, or there is a substantial likelihood that it will, on the next succeeding Scheduled Payment Date (l) be required to pay to the other party an additional amount in respect of an Indemnifiable Tax under Section 2(d)(i)(4) (except in respect of interest under Section 2(e), 6(d)(ii) or 6(e)) or (2) receive a payment from which an amount is required to be deducted or withheld for or on account of a Tax (except in respect of interest under Section 2(e), 6(d)(ii) or 6(e)) and no additional amount is required to be paid in respect of such Tax under Section 2(d)(i)(4) (other than by reason of Section 2(d)(i)(4)(A) or (B));

(iii) Tax Event Upon Merger. The party (the “Burdened Party”) on the next succeeding Scheduled Payment Date will either (l) be required to pay an additional amount in respect of an Indemnifiable Tax under Section 2(d)(i)(4) (except in respect of interest under Section 2(e), 6(d)(ii) or 6(e)) or (2) receive a payment from which an amount has been deducted or withheld for or on account of any Indemnifiable Tax in respect of which the other party is not required to pay an additional amount (other than by reason of Section 2(d)(i)(4)(A) or (B)), in either case as a result of a party consolidating or amalgamating with, or merging with or into, or transferring all or substantially all its assets to, another entity (which will be the Affected Party) where such action does not constitute an event described in Section 5(a)(viii);

(iv) Credit Event Upon Merger. If “Credit Event Upon Merger” is specified in the Schedule as applying to the party, such party (“X”), any Credit Support Provider of X or any applicable Specified Entity of X consolidates or amalgamates with, or merges with or into, or transfers all or substantially all its assets to, another entity and such action does not constitute an event described in Section 5(a)(viii) but the creditworthiness of the resulting, surviving or transferee entity is materially weaker than that of X, such Credit Support Provider or such Specified Entity, as the case may be, immediately prior to such action (and, in such event, X or its successor or transferee, as appropriate, will be the Affected Party); or

(v) Additional Termination Event. If any “Additional Termination Event” is specified in the Schedule or any Confirmation as applying, the occurrence of such event (and, in such event, the Affected Party or Affected Parties shall be as specified for such Additional Termination Event in the Schedule or such Confirmation).

(c)          Event of Default and Illegality. If an event or circumstance which would otherwise constitute or give rise to an Event of Default also constitutes an Illegality, it will be treated as an Illegality and will not constitute an Event of Default.

6. Early Termination

(a)          Right to Terminate Following Event of Default. If at any time an Event of Default with respect to a party (the “Defaulting Party”) has occurred and is then continuing, the other party (the “Non-defaulting Party”) may, by not more than 20 days notice to the Defaulting Party specifying the relevant Event of Default, designate a day not earlier than the day such notice is effective as an Early Termination Date in respect of all outstanding Transactions. If, however, “Automatic Early Termination” is specified in the Schedule as applying to a party, then an Early Termination Date in respect of all outstanding Transactions will occur immediately upon the occurrence with respect to such party of an Event of Default specified in Section 5(a)(vii)(1), (3), (5), (6) or, to the extent analogous thereto, (8), and as of the time immediately preceding the institution of the relevant proceeding or the presentation of the relevant petition upon the occurrence with respect to such party of an Event of Default specified in Section 5(a)(vii)(4) or, to the extent analogous thereto, (8).

(b)         Right to Terminate Following Termination Event.

(i) Notice. If a Termination Event occurs, an Affected Party will, promptly upon becoming aware of it, notify the other party, specifying the nature of that Termination Event and each Affected Transaction and will also give such other information about that Termination Event as the other party may reasonably require.

(ii) Transfer to Avoid Termination Event. If either an Illegality under Section 5(b)(i)(1) or a Tax Event occurs and there is only one Affected Party, or if a Tax Event Upon Merger occurs and the Burdened Party is the Affected Party, the Affected Party will, as a condition to its right to designate an Early Termination Date under Section 6(b)(iv), use all reasonable efforts (which will not require such party to incur a loss, excluding immaterial, incidental expenses) to transfer within 20 days after it gives notice under Section 6(b)(i) all its rights and obligations under this Agreement in respect of the Affected Transactions to another of its Offices or Affiliates so that such Termination Event ceases to exist.

If the Affected Party is not able to make such a transfer it will give notice to the other party to that effect within such 20 day period, whereupon the other party may effect such a transfer within 30 days after the notice is given under Section 6(b)(i).

Any such transfer by a party under this Section 6(b)(ii) will be subject to and conditional upon the prior written consent of the other party, which consent will not be withheld if such other party’s policies in effect at such time would permit it to enter into transactions with the transferee on the terms proposed.

(iii) Two Affected Parties. If an Illegality under Section 5(b)(i)(1) or a Tax Event occurs and there are two Affected Parties, each party will use all reasonable efforts to reach agreement within 30 days after notice thereof is given under Section 6(b)(i) on action to avoid that Termination Event.

(iv) Right to Terminate. If:-

(1) a transfer under Section 6(b)(ii) or an agreement under Section 6(b)(iii), as the case may be, has not been effected with respect to all Affected Transactions within 30 days after an Affected Party gives notice under Section 6(b)(i); or

(2) an Illegality under Section 5(b)(i)(2), a Credit Event Upon Merger or an Additional Termination Event occurs, or a Tax Event Upon Merger occurs and the Burdened Party is not the Affected Party,

either party in the case of an Illegality, the Burdened Party in the case of a Tax Event Upon Merger, any Affected Party in the case of a Tax Event or an Additional Termination Event if there is more than one Affected Party, or the party which is not the Affected Party in the case of a Credit Event Upon Merger or an Additional Termination Event if there is only one Affected Party may, by not more than 20 days notice to the other party and provided that the relevant Termination Event is then continuing, designate a day not earlier than the day such notice is effective as an Early Termination Date in respect of all Affected Transactions.

(c)          Effect of Designation.

(i) If notice designating an Early Termination Date is given under Section 6(a) or (b), the Early Termination Date will occur on the date so designated, whether or not the relevant Event of Default or Termination Event is then continuing.

(ii) Upon the occurrence or effective designation of an Early Termination Date, no further payments or deliveries under Section 2(a)(i) or 2(e) in respect of the Terminated Transactions will be required to be made, but without prejudice to the other provisions of this Agreement. The amount, if any, payable in respect of an Early Termination Date shall be determined pursuant to Section 6(e).

(d)         Calculations.

(i) Statement. On or as soon as reasonably practicable following the occurrence of an Early Termination Date, each party will make the calculations on its part, if any, contemplated by Section 6(e) and will provide to the other party a statement (1) showing, in reasonable detail, such calculations (including all relevant quotations and specifying any amount payable under Section 6(e)) and (2) giving details of the relevant account to which any amount payable to it is to be paid. In the absence of written confirmation from the source of a quotation obtained in determining a Market Quotation, the records of the party obtaining such quotation will be conclusive evidence of the existence and accuracy of such quotation.

(ii) Payment Date. An amount calculated as being due in respect of any Early Termination Date under Section 6(e) will be payable on the day that notice of the amount payable is effective (in the case of an Early Termination Date which is designated or occurs as a result of an Event of Default) and on the day which is two Local Business Days after the day on which notice of the amount payable is effective (in the case of an Early Termination Date which is designated as a result of a Termination Event). Such amount will be paid together with (to the extent permitted under applicable law) interest thereon (before as well as after judgment) in the Termination Currency, from (and including) the relevant Early Termination Date to (but excluding) the date such amount is paid, at the Applicable Rate. Such interest will be calculated on the basis of daily compounding and the actual number of days elapsed.

(e)          Payments on Early Termination. If an Early Termination Date occurs, the following provisions shall apply based on the parties’ election in the Schedule of a payment measure, either “Market Quotation” or’’Loss”, and a payment method, either the “First Method’’ or the Second Method”. If the parties fail to designate a payment measure or payment method in the Schedule, it will be deemed that “Market Quotation” or the “Second Method”, as the case may be, shall apply. The amount, if any, payable in respect of an Early Termination Date and determined pursuant to this Section will be subject to any Set-off.

(i) Events of Default. If the Early Termination Date results from an Event of Default:-

(1) First Method and Market Quotation. If the First Method and Market Quotatation apply, the Defaulting Party will pay to the Non-defaulting Party the excess, if a positive number, of (A) the sum of the Settlement Amount (determined by the ‘on-defaulting Party) in respect of the Terminated Transactions and the Termination Currency Equivalent of the Unpaid Amounts owing to the Non-defaulting Party over (B) the Termination Currency Equivalent of the Unpaid Amounts owing to the Defaulting Party.

(2) First Method and Loss. If the First Method and Loss apply, the Defaulting Party will pay to the Non-defaulting Party, if a positive number, the Non-defaulting Party’s Loss in respect of this Agreement.

(3) Second Method and Market Quotation. If the Second Method and Market Quotation apply, an amount will be payable equal to (A) the sum of the Settlement Amount (determined by the Non-defaulting Party) in respect of the Terminated Transactions and the Termination Currency Equivalent of the Unpaid Amounts owing to the Non-defaulting Party less (B) the Termination Currency Equivalent of the Unpaid Amounts owing to the Defaulting Party. If that amount is a positive number, the Defaulting Party will pay it to the Non-defaulting Party; if it is a negative number, the Non-defaulting Party will pay the absolute value of that amount to the Defaulting Party.

(4) Second Method and Loss. If the Second Method and Loss apply, an amount will be payable equal to the Non-defaulting Party’s Loss in respect of this Agreement. If that amount is a positive number, the Defaulting Party will pay it to the Non-defaulting Party; if it is a negative number, the Non-defaulting Party will pay the absolute value of that amount to the Defaulting Party.

(ii) Termination Events. If the Early Termination Date results from a Termination Event:-

(1) One Affected Party. If there is one Affected Party, the amount payable will be determined in accordance with Section 6(e)(i)(3), if Market Quotation applies, or Section 6(e)(i)(4), if Loss applies, except that, in either case, references to the Defaulting Party and to the Non-defaulting Party will be deemed to be references to the Affected Party and the party which is not the Affected Party, respectively, and, if Loss applies and fewer than all the Transactions arc being terminated, Loss shall be calculated in respect of all Terminated Transactions.

(2) Affected Parties. If there are two Affected Parties:-

(A) if Market Quotation applies, each party will determine a Settlement Amount in respect of the Terminated Transactions, and an amount will be payable equal to (I) the sum of (a) one-half of the difference between the Settlement Amount of the party with the higher Settlement Amount (“X”) and the Settlement Amount of the party with the lower Settlement Amount (“Y”) and (b) the Termination Currency Equivalent of the Unpaid Amounts owing to X less (II) the Termination Currency Equivalent of the Unpaid Amounts owing to Y; and

(B) if Loss applies, each party will determine its Loss in respect of this Agreement (or, if fewer than all the Transactions are being terminated, in respect of all Terminated Transactions) and an amount will be payable equal to one-half of the difference between the Loss of the party with the higher Loss (“X”) and the Loss of the party with the lower Loss (“Y”).

If the amount payable is a positive number, Y will pay it to X; if it is a negative number, X will pay the absolute value of that amount to Y.

(iii) Adjustment for Bankruptcy. In circumstances where an Early Termination Date occurs because “Automatic Early Termination” applies in respect of a party, the amount determined under this Section 6(e) will be subject to such adjustments as are appropriate and permitted by law to reflect any payments or deliveries made by one party to the other under this Agreement (and retained by such other party) during the period from the relevant Early Termination Date to the date for payment determined under Section 6(d)(ii).

(iv) Pre-Estimate. The parties agree that if Market Quotation applies an amount recoverable under this Section 6(e) is a reasonable pre-estimate of loss and not a penalty. Such amount is payable for the loss of bargain and the loss of protection against future risks and except as otherwise provided in this Agreement neither party will be entitled to recover any additional damages as a consequence of such losses.

7.  Transfer

Subject to Section 6(b)(ii), neither this Agreement nor any interest or obligation in or under this Agreement may be transferred (whether by way of security or otherwise) by either party without the prior written consent of the other partly except that:-

(a)          a party may make such a transfer of this Agreement pursuant to a consolidation or amalgamation with, or merger with or into, or transfer of all or substantially all its assets to, another entity (but without prejudice to any other right or remedy under this Agreement); and

(b)         a party may make such a transfer of all or any part of its interest in any amount payable to it from a Defaulting Party under Section 6(e).

Any purported transfer that is not in compliance with this Section will be void.

8.  Contractual Currency

(a)          Payment In the Contractual Currency. Each payment under this Agreement will be made in the relevant currency specified in this Agreement for that payment (the “Contractual Currency”). To the extent permitted by applicable law, any obligation to make payments under this Agreement in the Contractual Currency will not be discharged or satisfied by any tender in any currency other than the Contractual Currency, except to the extent such tender results in the actual receipt by the party to which payment is owed, acting in a reasonable manner and in good faith in converting the currency so tendered into the Contractual Currency, of the full amount in the Contractual Currency of all amounts payable in respect of this Agreement. If for any reason the amount in the Contractual Currency so received falls short of the amount in the Contractual Currency payable in respect of this Agreement, the party required to make the payment will, to the extent permitted by applicable law, immediately pay such additional amount in the Contractual Currency as may be necessary to compensate for the shortfall. If for any reason the amount in the Contractual Currency so received exceeds the amount in the Contractual Currency payable in respect of this Agreement, the party receiving the payment will refund promptly the amount of such excess.

(b)         Judgments. To the extent permitted by applicable law, if any judgment or order expressed in a currency other than the Contractual Currency is rendered (i) for the payment of any amount owing in respect of this Agreement, (ii) for the payment of any amount relating to any early termination in respect of this Agreement or (iii) in respect of a judgment or order of another court for the payment of any amount described in (i) or (ii) above, the party seeking recovery, after recovery in full of the aggregate amount to which such party is entitled pursuant to the judgment or order, will be entitled to receive immediately from the other party the amount of any shortfall of the Contractual Currency received by such party as a consequence of sums paid in such other currency and will refund promptly to the other party any excess of the Contractual Currency received by such party as a consequence of sums paid in such other currency if such shortfall or such excess arises or results from any variation between the rate of exchange at which the Contractual Currency is converted into the currency of the judgment or order for the purposes of such judgment or order and the rate of exchange at which such party is able, acting in a reasonable manner and in good faith in converting the currency received into the Contractual Currency, to purchase the Contractual Currency with the amount of the currency of the judgment or order actually received by such party. The term “rate of exchange” includes, without limitation, any premiums and costs of exchange payable in connection with the purchase of or conversion into the Contractual Currency.

(c)          Separate Indemnities. To the extent permitted by applicable law, these indemnities constitute separate and independent obligations from the other obligations in this Agreement, will be enforceable as separate and independent causes of action, will apply notwithstanding any indulgence granted by the party to which any payment is owed and will not be affected by judgment being obtained or claim or proof being made for any other sums payable in respect of this Agreement.

(d)         Evidence of Loss. For the purpose of this Section 8, it will be sufficient for a party to demonstrate that it would have suffered a loss bad an actual exchange or purchase been made.

9.  Miscellaneous

(a)          Entire Agreement. This Agreement constitutes the entire agreement and understanding of the parties with respect to its subject matter and supersedes all oral communication and prior writings with respect thereto.

(b)         Amendments. No amendment, modification or waiver in respect of this Agreement will be effective unless in writing (including a writing evidenced by a facsimile transmission) and executed by each of the parties or confirmed by an exchange of telexes or electronic messages on an electronic messaging system.

(c)          Survival of Obligations. Without prejudice to Sections 2(a)(iii) and 6(c)(ii), the obligations of the parties under this Agreement will survive the termination of any Transaction.

(d)         Remedies Cumulative. Except as provided in this Agreement, the rights, powers, remedies and privileges provided in this Agreement are cumulative and not exclusive of any rights, powers, remedies and privileges provided by late.

(e)          Counterparts and Confirmations.

(i) This Agreement (and each amendment, modification and waiver in respect of it) may be executed and delivered in counterparts (including by facsimile transmission), each of which will be deemed an original.

(ii) The parties intend that they are legally bound by the terms of each Transaction from the moment they agree to those terms (whether orally or otherwise). A Confirmation shall be entered into as soon as practicable and may be executed and delivered in counterparts (including by facsimile transmission) or be created by an exchange of telexes or by an exchange of electronic messages on an electronic messaging system, which in each case will be sufficient for all purposes to evidence a binding supplement to this Agreement. The parties will specify therein or through another effective means that any such counterpart, telex or electronic message constitutes a Confirmation.

(f)            No Waiver of Rights. A failure or delay in exercising any right, power or privilege in respect of this Agreement will not be presumed to operate as a waiver, and a single or partial exercise of any right, power or privilege will not be presumed to preclude any subsequent or further exercise, of that right, power or privilege or the exercise of any other right, power or privilege.

(g)         Headings. The headings used in this Agreement are for convenience of reference only and are not to affect the construction of or to be taken into consideration in interpreting this Agreement.

10. Offices; Multibranch Parties

(a)          If Section 10(a) is specified in the Schedule as applying, each party that enters into a Transaction through an Office other than its head or home office represents to the other party that, notwithstanding the place of booking office or jurisdiction of incorporation or organization of such party, the obligations of such party are the same as if it had entered into the Transaction through its head or home office. This representation will be deemed to be repeated by such party on each date on which a Transaction Is entered into.

(b)         Neither party may change the Office through which it makes and receives payments or deliveries for the purpose of a Transaction without the prior written consent of the other party.

(c)          If a party is specified as a Multibranch Party in the Schedule, such Multibranch Party may make and receive payments or deliveries under any Transaction through any Office listed in the Schedule, and the Office through which it makes and receives payments or deliveries with respect to a Transaction will be specified in the relevant Confirmation.

11. Expenses

A Defaulting Party will, on demand, indemnify and hold harmless the other party for and against all reasonable out-of-pocket expenses, including legal fees and Stamp Tax, incurred by such other party by reason of the enforcement and protection of its rights under this Agreement or any Credit Support Document to which the Defaulting Party is a party or by reason of the early termination of any Transaction, including, but not limited to, costs of collection.

12. Notices

(a)          Effectiveness. Any notice or other communication in respect of this Agreement may be given in any manner set forth below (except that a notice or other communication under Section 5 or 6 may not be given by facsimile transmission or electronic messaging system) to the address or number or in accordance with the electronic messaging system details provided (see the Schedule) and will be deemed effective as indicated:-

(i) if in writing and delivered in person or by courier, on the date it is delivered;

(ii) if sent by telex, on the date the recipient’s answerback is received:

(iii) if sent by facsimile transmission, on the date that transmission is received by a responsible employee of the recipient in legible form (it being agreed that the burden of proving receipt will be on the sender and will not be met by a transmission report generated by the sender’s facsimile machine);

(iv) if sent by certified or registered mail (airmail, if overseas) or the equivalent (return receipt requested), on the date that mail is delivered or its delivery is attempted; or

(v) if sent by electronic messaging system, on the date that electronic message is received, unless the date of that delivery (or attempted delivery) or that receipt, as applicable, is not a Local Business Day or that communication is delivered (or attempted) or received, as applicable, after the close of business on a Local Business Day, in which case that communication shall be deemed given and effective on the first following day that is a Local Business Day.

(b)         Change of Addresses. Either party may by notice to the other change the address, telex or facsimile number or electronic messaging system details at which notices or other communications are to be given to it.

13. Governing Law and Jurisdiction

(a)          Governing law. This Agreement will be governed by and construed in accordance with the law specified in the Schedule.

(b)         Jurisdiction. With respect to any suit, action or proceedings relating to this Agreement (“Proceedings”), each party irrevocably:-

(i) submits to the jurisdiction of the English courts, if this Agreement is expressed to be governed by English law, or to the non-exclusive jurisdiction of the courts of the State of New York; and the United States District Count located in the Borough of Manhattan in New York City, if this Agreement is expressed to be governed by the laws of the State of New York; and

(ii) waives any objection which it may have at any time to the laying of venue of any Proceedings brought in any such court, waives any claim that such Proceedings have been brought in an inconvenient forum and further waives the right to object, with respect to such Proceedings, that such court does not have any jurisdiction over such party.

Nothing in this Agreement precludes either party from bringing Proceedings in any other jurisdiction (outside, if this Agreement is expressed to be governed by English law, the Contracting States, as defined in Section 1(3) of the Civil Jurisdiction and Judgments Act 1982 or any modification, extension or re-enactment thereof for the time being in force) nor will the bringing of Proceedings in any one or more jurisdictions preclude the bringing of Proceedings in any other jurisdiction.

(c)          Service of Process. Each party irrevocably appoints the Process Agent

(if any) specified opposite its name in the Schedule to receive, for it and on its behalf, service of process in any Proceedings. If for any reason any party’s Process Agent is unable to act as such, such party will promptly notify the other party and within 30 days appoint a substitute process agent acceptable to the other party. The parties irrevocably consent to service of process given in the manner provided for notices in Section 12. Nothing in this Agreement will affect the right of either party to serve process in any other manner permitted by law.

(d)         Waiver of Immunities. Each party irrevocably waives, to the fullest extent permitted by applicable law, with respect to itself and its revenues and assets (irrespective of their use or intended use), all immunity on the grounds of sovereignty or other similar grounds from (i) suit, (ii) jurisdiction of any court, (iii) relief by way of injunction, order for specific performance or for recovery of property, (iv) attachment of its assets (whether before or after judgment) and (v) execution or enforcement of any judgment to which it or its revenues or assets might otherwise be entitled in any Proceedings in the courts of any jurisdiction and irrevocably agrees, to the extent permitted by applicable law, that it will not claim any such immunity in any Proceedings.

14. Definitions

As used in this Agreement:-

“Additional Termination Event” has the meaning specified in Section 5(b).

“Affected Party” has the meaning specified in Section 5(b).

“Affected Transactions” means (a) with respect to any Termination Event consisting of an Illegality, Tax Event or Tax Event Upon Merger, all Transactions affected by the occurrence of such Termination Event and (b) with respect to any other Termination Event, all Transactions.

“Affiliate” means, subject to the Schedule, in relation to any person, any entity controlled, directly or indirectly, by the person, any entity that controls, directly or indirectly, the person or any entity directly or indirectly under common control with the person. For this purpose, “control” of any entity or person means ownership of a majority of the voting power of the entity or person.

“Applicable Rate” means:-

(a)          in respect of obligations payable or deliverable (or which would have been but for Section 2(a)(iii)) by a Defaulting Party, the Default Rate;

(b)         in respect of an obligation to pay an amount under Section 6(e) of either party from and after the date (determined in accordance with Section 6(d)(ii)) on which that amount is payable, the Default Rate;

(c)          in respect of all other obligations payable or deliverable (or which would have been but for Section 2(a)(iii)) by a Non-defaulting Party, the Non-default Rate; and

(d)         in all other cases, the Termination Rate.

“Burdened Party” has the meaning specified in Section 5(b).

“Change in Tax Law” means the enactment, promulgation, execution or ratification of, or any change in or amendment to, any law (or in the application or official interpretation of any law) that occurs on or after the date on which the relevant Transaction is entered into.

“consent” includes a consent, approval, action, authorization, exemption, notice, filing, registration or exchange control consent.

“Credit Event Upon Merger” has the meaning specified in Section 5(b).

“Credit Support Document” means any agreement or instrument that is specified as such in this Agreement.

“Credit Support Provider” has the meaning specified in the Schedule.

“Default Rate” means a rate per annum equal to the cost (without proof or evidence of any actual cost) to the relevant payee (as certified by it) if it were to fund or of funding the relevant amount plus 1% per annum.

“Defaulting Party” has the meaning specified in Section 6(a).

“Early Termination Date” means the date determined in accordance with Section 6(a) or 6(b)(iv).

“Event of Default” has the meaning specified in Section 5(a) and, if applicable, in the Schedule.

“Illegality” has the meaning specified in Section 5(b).

“Indemnifiable Tax” means any Tax other than a Tax that would not be imposed in respect of a payment under this Agreement but for a present or former connection between the jurisdiction of the government or taxation authority imposing such Tax and the recipient of such payment or a person related to such recipient (including, without limitation, a connection arising from such recipient or related person being or having been a citizen or resident of such jurisdiction, or being or having been organised, present or engaged in a trade or business in such jurisdiction, or having or having had a permanent establishment or fixed place of business in such jurisdiction, but excluding a connection arising solely from such recipient or related person having executed, delivered, performed its obligations or received a payment under, or enforced, this Agreement or a Credit Support Document).

“law” includes any treaty, law, rule or regulation (as modified, in the case of tax matters, by the practice of any relevant governmental revenue authority) and “lawful” and “unlawful” will be construed accordingly.

“Local Business Day” means, subject to the Schedule, a day on which commercial banks are open for business (including dealings in foreign exchange and foreign currency deposits) (a) in relation to any obligation under Section 2(a)(i), in the place(s) specified in the relevant Confirmation or, if not so specified, as otherwise agreed by the parties in writing or determined pursuant to provisions contained, or incorporated by reference, in this Agreement, (b) in relation to any other payment, in the place where the relevant account is located and, if different, in the principal financial centre, if any, of the currency of such payment, (c) in relation to any notice or other communication, including notice contemplated under Section 5(a)(i), in the city specified in the address for notice provided by the recipient and, in the case of a notice contemplated by Section 2(b), in the place where the relevant new account is to be located and (d) in relation to Section 5(a)(v)(2), in the relevant locations for performance with respect to such Specified Transaction.

“Loss” means, with respect to this Agreement or one or more Terminated Transactions, as the case may be, and a party, the Termination Currency Equivalent of an amount that party reasonably determines in good faith to be its total losses and costs (or gain, in which case expressed as a negative number) in connection with this Agreement or that Terminated Transaction or group of Terminated Transactions, as the case may be, including any loss of bargain, cost of funding or, at the election of such party but without duplication, loss or cost incurred as a result of its terminating, liquidating, obtaining or reestablishing any hedge or related trading position (or any gain resulting from any of them). Loss includes losses and costs (or gains) in respect of any payment or delivery required to have been made (assuming satisfaction of each applicable condition precedent) on or before the relevant Early Termination Date and not made, except, so as to avoid duplication, if Section 6(e)(i)(1) or (3) or 6(e)(ii)(2)(A) applies. Loss does not include a party’s legal fees and out-of-pocket expenses referred to under Section 11. A party will determine its Loss as of the relevant Early Termination Date, or, if that is not reasonably practicable, as of the earliest date thereafter as is reasonably practicable. A party may (but need not) determine its Loss by reference to quotations of relevant rates or prices from one or more leading dealers in the relevant markets.

“Market Quotation” means, with respect to one or more Terminated Transactions and a party making the determination, an amount determined on the basis of quotations from Reference Market-makers. Each quotation will be for an amount, if any, that would be paid to such party (expressed as a negative number) or by such party (expressed as a positive number) in consideration of an agreement between such party (taking into account any existing Credit Support Document with respect to the obligations of such party) and the quoting Reference Market-maker to enter into a transaction (the “Replacement Transaction”) that would have the effect of preserving for such party the economic equivalent of any payment or delivery (whether the underlying obligation was absolute or contingent and assuming the satisfaction of each applicable condition precedent) by the parties under Section 2(a)(i) in respect of such Terminated Transaction or group of Terminated Transactions that would, but for the occurrence of the relevant Early Termination Date, have been required after that date. For this purpose, Unpaid Amounts in respect of the Terminated Transaction or group of Terminated Transactions are to be excluded but, without limitation, any payment or delivery that would, but for the relevant Early Termination Date, have been required (assuming satisfaction of each applicable condition precedent) after that Early Termination Dare is to be included. The Replacement Transaction would be subject to such documentation as such party and the Reference Market-maker may, in good faith, agree. The party making the determination (or its agent) will request each Reference Market-maker to provide its quotation to the extent reasonably practicable as of the same day and time (without regard to different time zones) on or as soon as reasonably practicable after the relevant Early Termination Date. The day and time as of which those quotations are to be obtained will be selected in good faith by the party obliged to make a determination under Section 6(e), and, if each party is so obliged. After consultation with the other. If more than three quotations are provided, the Market Quotation will be the arithmetic mean of the quotations, without regard to the quotations having the highest and lowest values. If exactly three such quotations are provided, the Market Quotation will be the quotation remaining after disregarding the highest and lowest quotations. For this purpose, if more than one quotation has the same highest value or lowest value, then one of such quotations shall be disregarded. If fewer than three quotations are provided, it will be deemed that the Market Quotation in respect of such Terminated Transaction or group of Terminated Transactions cannot be determined.

“Non-default Rate” means a rate per annum equal to the cost (without proof or evidence of any actual cost) to the Non-defaulting Party (as certified by it) if it were to fund the relevant amount.

“Non-defaulting Party” has the meaning specified in Section 6(a)

“Office” means a branch or office of a party, which may be such party’s head or home office.

“Potential Event of Default” means any event which, with the giving of notice or the lapse of time or both, would constitute an Event of Default.

“Reference Market-makers” means four leading dealers in the relevant market selected by the party determining a Market Quotation in good faith (a) from among dealers of the highest credit standing which satisfy all the criteria that such party applies generally at the time in deciding whether to offer or to make an extension of credit and (b) to the extent practicable, from among such dealers having an office in the same city.

“Relevant Jurisdiction” means, with respect to a party, the jurisdictions (a) in which the party is incorporated, organised, managed and controlled or considered to have its seat, (b) where an Office through which the party is acting for purposes of this Agreement is located, (c) in which the party executes this Agreement and (d) in relation to any payment, from or through which such payment is made.

“Scheduled Payment Date” means a date on which a payment or delivery is to be made under Section 2(a)(i) with respect to a Transaction.

“Set off’ means set-off, offset, combination of accounts, right of retention or withholding or similar right or requirement to which the payer of an amount under Section 6 is entitled or subject (whether arising under this Agreement, another contract, applicable law or otherwise) that is exercised by, or imposed on, such payer.

“Settlement Amount” means, with respect to a party and any Early Termination Date, the sum of:-

(a) the Termination Currency Equivalent of the Market Quotations (whether positive or negative) for each Terminated Transaction or group of Terminated Transactions for which a Market Quotation is determined; and

(b) such party’s Loss (whether positive or negative and without reference to any Unpaid Amounts) for each Terminated Transaction or group of Terminated

Transactions for which a Market Quotation cannot be determined or would not (in the reasonable belief of the party making the determination) produce a commercially reasonable result.

“Specified Entity” has the meaning specified in the Schedule.

“Specified Indebtedness” means, subject to the Schedule, any obligation (whether present or future, contingent or otherwise, as principal or surety or otherwise) in respect of borrowed money.

“Specified Transaction” means, subject to the Schedule, (a) any transaction (including an agreement with respect thereto) now existing or hereafter entered into between one party to this Agreement (or any Credit Support Provider of such party or any applicable Specified Entity of such party) and the other party to this Agreement (or any Credit Support Provider of such other party or any applicable Specified Entity of such other party) which is a rate swap transaction, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, currency swap transaction, cross-currency rate swap transaction, currency option or any other similar transaction (including any option with respect to any of these transactions), (b) any combination of these transactions and (c) any other transaction identified as a Specified Transaction in this Agreement or the relevant confirmation.

“Stamp Tax” means any stamp, registration, documentation or similar tax.

“Tax” means any present or future tax, levy, impost, duty, charge, assessment or fee of any nature (including interest, penalties and additions thereto) that is imposed by any government or other taxing authority in respect of any payment under this Agreement other than a stamp, registration, documentation or similar tax.

“Tax Event” has the meaning specified in Section 5(b).

“Tax Event Upon Merger” has the meaning specified in Section 5(b).

“Terminated Transactions” means with respect to any Early Termination Date (a) if resulting from a Termination Event, all Affected Transactions and (b) if resulting from an Event of Default, all Transactions (in either case) in effect immediately before the effectiveness of the notice designating that Early Termination Date (or, if “Automatic Early Termination” applies, immediately before that Early Termination Date).

“Termination Currency” has the meaning specified in the Schedule.

“Termination Currency Equivalent” means, in respect of any amount denominated in the Termination Currency, such Termination Currency amount and, in respect of any amount denominated in a currency other than the Termination Currency (the “Other Currency”), the amount in the Termination Currency determined by the party making the relevant determination as being required to purchase such amount of such Other Currency as at the relevant Early Termination Date, or, if the relevant Market Quotation or Loss (as the case may be), is determined as of a later date, that later date, with the Termination Currency at the rate equal to the spot exchange rate of the foreign exchange agent

(selected as provided below) for the purchase of such Other Currency with the Termination Currency at or about 11:00 a.m. (in the city in which such foreign exchange agent is located) on such date as would be customary for the determination of such a rate for the purchase of such Other Currency for value on the relevant Early Termination Date or that later date. The foreign exchange agent will, if only one party is obliged to make a determination under Section 6(e), be selected in good faith by that party and otherwise will be agreed by the parties.

“Termination Event” means an Illegality, a Tax Event or a Tax Event Upon Merger or, if specified to be applicable, a Credit Event Upon Merger or an Additional Termination Event.

“Termination Rate” means a rate per annum equal to the arithmetic mean of the cost (without proof or evidence of any actual cost) to each party (as certified by such party) if it were to fund or of funding such amounts.

“Unpaid Amounts” owing to any party means, with respect to an Early Termination Date, the aggregate of (a) in respect of all Terminated Transactions, the amounts that became payable (or that would have become payable but for Section 2(a)(iii)) to such party under Section 2(a)(i) on or prior to such Early Termination Date and which remain unpaid as at such Early Termination Date and (b) in respect of each Terminated Transaction, for each obligation under Section 2(a)(i) which was (or would have been but for Section 2(a)(iii)) required to be settled by delivery to such parry on or prior to such Early Termination Date and which has not been so settled as at such Early Termination Date, an amount equal to the fair market value of that which was (or would have been) required to be delivered as of the originally scheduled date for delivery, in each case together with (to the extent permitted under applicable law) interest, in the currency of such amounts, from (and including) the date such amounts or obligations were or would have been required to have been paid or performed to (but excluding) such Early Termination Date, at the Applicable Rate. Such amounts of interest will be calculated on the basis of daily compounding and the actual number of days elapsed. The fair market value of any obligation referred to in clause (b) above shall be reasonably determined by the party obliged to make the determination under Section 6(e) or, if each party is so obliged, it shall be the average of the Termination Currency Equivalents of the fair market values reasonably determined by both parties.

IN WITNESS WHEREOF the parties have executed this document on the respective dates specified below with effect from the date specified on the first page of this document.

CITIBANK, N.A.. NEW YORK		NORTHWEST AIRLINES, INC.
(Name of Party)		(Name of Party)

By:	/s/ Barbara A. Schweizer	By:	/s/ Joseph E. Francht, Jr.
Name:	Barbara A. Schweizer, V.P.	Name:	Joseph E. Francht, Jr.
Title:	Trading Products Documentation Unit	Title:	Senior Vice President Finance and Treasurer
Date:	2/6/97	Date:	2/12/97

SCHEDULE
to the
MASTER AGREEMENT

dated as of January 15, 1997

between Citibank, N.A., New York (“Party A”), a national banking association organized under the laws of the United States and Northwest Airlines, Inc. (“Party B”), a corporation organized under the laws of the State of Minnesota.

Scope of Agreement

As of the date of this Agreement, all Transactions entered into (whether before or after this Agreement is entered into) between the parties to this Agreement through Offices specified in Part 4(3) of this Schedule (and the respective rights and obligations of the parties in respect of those Transactions) shall be governed by, subject to, and determined in accordance with, the terms and conditions set out in this Agreement and the related Confirmations.

PART 1

Termination Provisions

In this Agreement:

(1)          “Specified Entity” does not apply.

(2)          “Specified Transaction” will have the meaning specified in Section l4 of the Agreement.

(3)          The “Cross-Default” provisions of Section 5(a)(vi) of the Agreement will apply to Party A and Party B, provided, however, that Section 5(a)(vi) is hereby amended by deleting the following text from the seventh line thereof: “, or becoming capable at such time of being declared,”.

“Specified Indebtedness” means any obligation (whether present or future, contingent or otherwise, as principal or surety or otherwise) in respect of borrowed money, other than indebtedness in respect of deposits received and excluding any obligation under any contract, transaction of financial arrangement which, if entered into between Party A and Party B, would be a Specified Transaction.

“Threshold Amount” means (i) with respect to Party A, 2% of the stockholders’ equity of Party A and (ii) with respect to Party B, $50,000,000.

(4)          The “Credit Event Upon Merger” provisions of Section 5(b)(iv) of the Agreement will apply to Party A and Party B.

(5)          The “Automatic Early Termination” provision of Section 6(a) of the Agreement will not apply to Party A or Party B.

(6)          Payments on Early Termination. For the purpose of Section 6(e) of the Agreement:

The Second Method and Market Quotation will apply.

(7)          “Termination Currency” means United States Dollars.

PART 2

Tax Representations

(1)          Payer Representations. For the purpose of Section 3(e) of the Agreement, Party A and Party B will make the following representation:

It is not required by any applicable law, as modified by the practice of any relavent governmental revenue authority, of any Relevant Jurisdiction to make any deduction or withholding for or on account of any Tax from any payment (other than interest under Section 2(e), 6(d)(ii) or 6(e) of this Agreement) to be made by it to the other party under this Agreement. In making this representation, it may rely on:

(x) the accuracy of any representation made by the other party pursuant to Section 3(f) of this Agreement;

(y) the satisfaction of the agreement contained in Section 4(a)(i) or 4(a)(iii) of this Agreement and the accuracy and effectiveness of any document provided by the other party pursuant to Section 4(a)(i) or 4(a)(iii) of this Agreement; and

(z) the satisfaction of the agreement of the other party contained in Section 4(d) of this Agreement;

provided that it shall not be a breach of this representation where reliance is placed on clause (y) and the other party does not deliver a form or document under Section 4(a)(iii) by reason of material prejudice to its legal or commercial position.

(2)          Payee Representations. For the purpose of Section 3(f) of the Agreement, Party A and Party B make the representations specified below, if any:

The following representation will apply to Party A:

It is a national banking association organized under the laws of the United States and its U.S. taxpayer identification number is 13-5266470.

The following representation will apply to Party B:

It is a corporation created or organized under the laws of the State of Minnesota and its U.S. taxpayer identification number is 41-0449230.

PART 3

Documents to be Delivered

For the purpose of Section 4(a) of the Agreement:

(1)          Tax forms, documents or certificates to be delivered are:

IRS Form W-9

Party required to deliver: Party B

Date by which to be delivered: Upon execution of this Agreement

(2)          Other documents to be delivered are:

(a)          Certified copies of all documents evidencing necessary corporate and other authorizations and approvals with respect to the execution, delivery and performance by the party of this Agreement.

Party required to deliver: Party A & Party B

Date by which to be delivered: Upon execution of this Agreement

Covered by Section 3(d) Representation: Yes

(b)         A certificate of an authorized officer of the party, certifying the names, true signatures and authority of the officers of the party signing this Agreement.

Party required to deliver: Party A & Party B

Date by which to be delivered: Upon execution of this Agreement

Covered by Section 3(d) Representation: Yes

(c)          An opinion of counsel to the party substantially in the form set forth in Exhibit I or II, as the case may be, and covering such other matters as reasonably requested by the receiving part.

Party required to deliver: Party A & Party B

Date by which to be delivered: Upon execution of this Agreement

Covered by Section 3(d) Representation: No

(d)         Such other documents as the other party may reasonably request in connection with each Transaction.

Party required to deliver: Party A & Party B

Date by which to be delivered: Promptly upon request

Covered by Section 3(d) Representation: No, unless otherwise agreed to by the parties at the time such documents are requested.

PART 4

Miscellaneous

(1) Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of New York without reference to choice of law doctrine.

(2) Process Agent. For the purpose of Section 13(c) of the Agreement:

Party B appoints its Process Agent in the State of New York: CT Corporation, 1630 Broadway, New York, New York 10019.

(3) Offices. The provisions of Section 10(a) of the Agreement will apply.

(4) Multibranch Party. For the purpose of Section 10 of the Agreement:

Party A is not a Multibranch Party.

Party B is not a Multibranch Party.

(5) Address for Notices. For the purpose of Section 12(a) of the Agreement:

(a) Address for notice or communications to Party A:

Citibank, N.A., New York head Office
399 Park Avenue, 7th Floor
New York, New York 10043
Attention: Vice President in Charge of Global Derivatives

(b) Address for notice or communications to Party B:

Northwest Airlines, Inc.
5105 Northwest Drive
Department A4192
St. Paul, Minnesota 55111

Attention: David Zanussi, Fuel Department

Telefax No.: (612) 726-4851	Telephone No.: (612) 726-7496
Courier Address: Northwest Airlines, Inc. 2700 Lane Oak Parkway, Eagan, Minnesota 55121
(For all purposes)

(6) Calculation Agent. The Calculation Agent is Party A, unless otherwise specified in a Confirmation in relation to the relevant Transaction.

(7) “Affiliate” will have the meaning specified in Section 14 of the Agreement.

(8) Credit Support Document. None

(9) The Credit Support Provider. None.

(10) Netting of Payments. Subparagraph (ii) of Section 2(c) of the Agreement will not apply with respect to Transactions entered into by the New York Office of party A which involve a “Commodity” as such term is defined in the 1993 ISDA Commodity Derivatives Definitions (as published by the International Swaps and Derivatives Association).

PART 5

Other Provisions

(1)                    Single Agreement. The phrase “(evidencing Trnasactions heretofore or heareafter entered into between Party A and Party B)” is here by added after the work Confirmations” in Section 1(c).

(2)                    Confirmations. Notwithstanding anything to the contrary in the Agreement:

(a)                    the parties hereto agree that with respect to each Transaction hereunder a legally binding agreement shall exist from the moment that the parties hereto agree on the essential terms of such Transaction, which the parties anticipate will occur by telephone.

(b)                   For each Transaction Party A and party B agree to enter into hereunder, Party A shall promptly send to Party B a Confirmation setting forth the terms of such Transaction. Party B shall execute and return the Confirmation to Party A or request correction of any error within three Business Days of receipt. Failure of Party B to respond within such period shall not affect the validity or enforceability of such Transaction and shall be deemed to be an affirmation of such terms.

(3)                    Deferral of Payments and Deliveries in Connection with Illegality; Interest on Deferred Payments. The phrase “, Illegality” is hereby added after the word “default” the first time it appears in Section 2(a(iii). The following is added at the end of Section 2(a)(iii):

“Any obligation deferred pursuant to this Section 2(a)(iii) as a result of any of the foregoing, where the deferred obligation is subsequently met by the defaulting party and no early Termination Date in respect thereof was designated or automatically deemed designated, shall bear interest at the Non-default Rate from the date such obligation would have been payable or deliverable (but for this Section to but excluding the date, if any, such obligation is paid.”

(4)                    Absence of Litigation. Section 3(c) is hereby amended by adding in the second line thereof after the work “governmental” the words “or regulatory”.

(5)                    Accuracy of Specified Information. Section 3(d) is hereby amended by adding in the third line thereof after the word “respect” and before the period: “or, in the case of financial statements, a fair presentation of the financial condition of the relevant party”.

(6)                    Additional Representations. Section 3 of the Agreement is hereby amended by adding at the end thereof the following subsections:

(g) Eligible Swap Participant. It is an “eligible swap participant” as that term is defined by the Commodity Futures Trading Commission at 17 C.F.R. § 35.1 (b)(2).

(h) With respect to Party B, it is a producer, processor, merchandiser or commercial user of the commodity relevant to each intended option, cap or floor transaction involving commodity prices and will enter same solely for purposes related to said business.

(i) The economic terms of this Agreement and each Transaction have been individually tailored and negotiated by it; and the creditworthiness of the other party was or will be a material consideration in its entering into or determining the terms of this Agreement and such Transaction.

(j) It has entered into this Agreement (including each Transaction evidenced hereby) in conjunction with its line of business (including financial intermediation services) or the financing of its business.

(k) The individual(s) executing and delivering this Agreement and any other documentation (including any Confirmation) relating to the Agreement to which it is a party or that it is required to deliver are duly empowered and authorized to do so, and it has duly executed and delivered this Agreement.

(l) In connection with the negotiation of, the entering into, and the confirming of the execution of, this Agreement, each Transaction and any other documentation relating to this Agreement to which it is a party hereto or thereto or that it is required by this Agreement to deliver: (i) the other party hereto or thereto is not acting as a fiduciary or financial investment advisor for it; (ii) it is not relying (for purposes of making any investment decision or otherwise) upon any advice, counsel or representations (whether written or oral) of the other party hereof or thereto other than the representations expressly set forth in this Agreement and in any Confirmation; (iii) the other party hereto or thereto has not given to it (directly or indirectly through any other person) any assurance, guaranty, or representation whatsoever as to the expected or projected success, profitability, return, performance, result, effect, consequence, or benefit (either legal, regulatory, tax, financial, accounting, or otherwise) of this Agreement, such Transaction or other documentation; (iv) it has consulted with its own legal, regulatory, tax, business, investment, financial, and accounting advisors to the extent it has deemed necessary, and it has made its own investment, hedging, and trading decisions (including decisions regarding the suitability of any Transaction pursuant to this Agreement) based upon its own judgment and upon any advice from such advisors as it has deemed necessary and not upon any view expressed by the other party hereto or thereto; (v) it has determined that the rates, prices or amounts and other terms of each Transaction and the indicative quotations (if any) provided by the other party hereto or thereto reflect those in the relevant market for similar transactions, and all trading decisions have been the result of arm’s length negotiations between the parties; (vi) it is entering into this Agreement, each Transaction and any other documentation relating to this Agreement with a fullunderstanding of all of the items, conditions and risks hereof and thereof (economic and otherwise), and it is capable of assuming and willing to assume (financially and otherwise) those risks; and (vii) it is a sophisticated investor.

(m) It is entering into this Agreement, each Transaction and any other documentation relating to this Agreement or any Transaction as principal (an not as agent or in any other capacity, fiduciary or otherwise).

(7)                    Tax event. The following is hereby inserted in Section 5(b)(ii) before the words “there is a substantial likelihood that”: “in the written opinion of counsel of recognized standing (which may include in-house legal counsel)”.

(8)                    Set-off. Section 6 of the Agreement is amended by adding the following new subsection 6(f):

Setoff and Related Matters. Any amount (the “Early Termination Amount”) payable to one party (the Payee) by the other party (the Payer) under Section 6(e), in circumstances where there is a Defaulting Party will, at the option of the party (‘X’) other than the Defaulting Party (and without prior notice the Defaulting Party), be reduced by its set-off against any amount(s) (the “Other Agreement Amount”) payable (whether at such time or in the future or upon the occurrence of a contingency) by the Payee to the Payer (irrespective of the currency, place of payment or booking office of the obligation) under any other agreement(s) between the Payee and the Payer or instrument(s) or undertaking(s) issued or executed by one party to, or in favor of, the other party (and the Other Agreement Amount will be discharged promptly and in all respects to the extent it is so set-off). X will give notice to the other party of any set-off effected under this Part 5(8).

For this purpose, either the Early Termination Amount or the Other Agreement Amount (or the relevant portion of such amounts) may be converted by X into the currency in which the other is denominated at the rate of exchange at which such party would be able, acting in a reasonable manner and in good faith, to purchase the relevant amount of such currency.

If an obligation is unascertained, X may in good faith estimate the obligation and set-off in respect of the estimate, subject to the relevant party accounting to the other when the obligation is ascertained.

Nothing in this Part 5(8) shall be effective to create a charge or other security interest. This Part 5(8) shall be without prejudice and in addition to any right of set-off, combination of accounts, lien or other right to which any party is at any time otherwise entitled (whether by operation of law, contract or otherwise).

(9)                    Netting Provisions. If an Early Termination Date is designated, amounts determined in respect of all Terminated Transactions shall, to the fullest extent permitted by law, be aggregated with and netted against one another in performing the calculations contemplated by Section 6(e) of this Agreement. Any Terminated Transaction(s) that cannot be so aggregated and netted pursuant to the application of the previous sentence shall be aggregated and netted amongst themselves to the fullest extent permitted by law. Any Terminated Transactions that cannot be so aggregated and netted amongst themselves shall instead be (and is hereby agreed always to have been) governed by, and subject to, (i) the terms and conditions set out in any relevant agreement otherwise superseded by this Agreement or (ii) if no such agreement exists, the terms and conditions set out in the relevant Confirmation(s) with respect to such Transaction(s).

(10)              Severability. Any provision of the Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of the Agreement or affecting the validity or enforceability of such provision in any other jurisdiction unless such severance shall substantially impair the benefits of the remaining portions of this Agreement or changes the reciprocal obligations of the parties. The parties hereto shall endeavor in good faith negotiations to replace the prohibited or unenforceable provision with a valid provision, the economic effect of which comes as close as possible to that of th prohibited or unenforceable provision.

(11)            WAIVER OF JURY TRIAL. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY PROCEEDINGS.

(12)              Telephonic Recording. The parties agree, subject to any consent required by applicable law, that each may electronically record the telephonic conversations between them and that any such tape recordings may be submitted in evidence in any Proceedings relating to the Agreement. In the event of any dispute between the parties as to the terms of a Transaction governed by the Agreement or the obligations thereby created prior to the execution of a Confirmation for such Transaction, the parties may use electronic recordings between the persons who entered into such Transaction as the preferred evidence of the terms of such Transaction.

(13)              Transfer. Any assignment and transfer made in conformity with Section 7 shall release (i) the transferring party from its obligations under this Agreement and any Credit Support Document as it relates to any Transaction(s) so assigned and (ii) any Credit Support Provider of its obligation under any Credit Support Document as it relates to such Transaction(s) so assigned. Each party shall consider promptly any request for any required consent to transfer made by the other party. No person other than the parties hereto and their respective successor and permitted assigns shall acquire or have any right under, or by virtue of, this Agreement or any Credit Support Document.

(14)              Definitions. This Agreement and each Transaction are subject to the 1991 ISDA Definitions (except that references to “Swap Transactions” will be deemed to be references to “Transactions”), and the 1993 ISDA Commodity Derivatives Definitions (the “Definitions”), each of which is incorporated herein by reference, and will be governed by the provisions of the Definitions, without regard to any amendments to the Definitions subsequent to the date hereof unless agreed to in writing by the parties hereto. In the event of any inconsistency between the provisions of any Confirmation and this Agreement or the Definitions, such Confirmation will prevail for the purpose of the relevant Transaction.

IN WITNESS WHEREOF the parties have executed this document on the respective dates specified below with effect from the date specified on the first page of this document.

CITIBANK, N.A.. NEW YORK		NORTHWEST AIRLINES, INC.
(Name of Party)		(Name of Party)

By:	/s/ Barbara A. Schweizer	By:	/s/ Joseph E. Francht, Jr.
Name:	Barbara A. Schweizer, V.P.	Name:	Joseph E. Francht, Jr.
Title:	Trading Products Documentation Unit	Title:	Senior Vice President Finance and Treasurer
Date:	2/6/97	Date:	2/12/97

EXHIBIT I

FORM OF OPINION OF COUNSEL FOR CITIBANK

(Date satisfactory to recipient)

Address:

Ladies and Gentlemen:

This opinion is furnished to you pursuant to the Schedule to the Master Agreement dated as of                            (the “Agreement”), between Citibank, N.A. (“Citibank”) and                         . Terms defined in the Agreement and used but not defined herein have the meanings given to them in the Agreement.

I am Legal Counsel to Citibank. In connection with the execution and delivery of the Agreement, I have examined such documents as I have deemed necessary or appropriate for the opinions expressed herein.

Based on the foregoing and upon such investigation as I have deemed necessary, I am of the opinion that, so far as the laws of the United States of America and of the State of New York are concerned:

(1)          Citibank is a banking association duly existing under the laws of the United States of America.

(2)          Citibank has full corporate power to execute and deliver the Agreement and to perform its obligations thereunder.

(3)          Such actions have been duly authorized by all necessary corporate action, and are not in conflict with the corporate charter and related documents of Citibank.

(4)          No consents, authorizations or approvals are required for the execution and delivery by Citibank of the Agreement and the performance of its obligations thereunder, and no other action by, and no notice to or filing with, any governmental authority or regulatory body is required for such execution, delivery or performance.

(5)          The Agreement has been duly executed and delivered by Citibank and constitutes the legal, valid and binding obligation of Citibank enforceable in accordance with its terms (except as enforcement thereof may be limited by bankruptcy, reorganization, insolvency, moratorium or other laws affecting the enforcement of creditors’ rights generally and by general principles of equity).

Very truly yours,

Legal Counsel Citibank

EXHIBIT II

FORM OF OPINION OF COUNSEL FOR ☒

(Date satisfactory to recipient)

Citibank, N.A.
399 Park Avenue
7th Floor
New York, New York 10043

Ladies and Gentlemen:

This opinion is furnished to you pursuant to the Schedule to the Master Agreement dated as of               , 19    (the “Agreement”) between                            (“☒”) and you. Terms defined in the Agreement and used but not defined herein have the meanings given to them in the Agreement.

We have acted as counsel to ☒ in connection with the preparation, execution and delivery of the Agreement. In that connection we have examined such documents as we have deemed necessary or appropriate for the opinions expressed herein.

Based on the foregoing and upon such investigations as we have deemed necessary, we are of the opinion that, so far as the laws of                                are concerned:

(a)                                  ☒ is duly organized and validly existing and has the power and authority to execute and deliver, and to perform its obligations under, the Agreement.

(b)                                 The execution and delivery of the Agreement by ☒ and the performance of its obligations thereunder have been and remain duly authorized by all necessary action and do not contravene any provision of its certificate of incorporation or by-laws (or equivalent constituent documents) or any law, regulation or contractual restriction binding on or affecting it or its property.

(c)                                  All consents, authorizations and approvals (including, without limitation, exchange control approvals) required for the execution and delivery by ☒ of the Agreement and the performance of its obligations thereunder have been obtained and remain in full force and effect, all conditions thereof have been duly complied with, and no other action by, and no notice to or filing with, any governmental authority or regulatory body is required for such execution, delivery or performance.

(d)                                 The Agreement is a legal, valid and binding obligation of ☒, enforceable against ☒ in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

Very truly yours,